UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

DURECT Corporation

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DURECT CORPORATION

10260 Bubb Road

Cupertino, CA 95014

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 22, 2022

On Tuesday, November 22, 2022 at 9:00 a.m. Pacific Time, DURECT Corporation (the “Company”) will hold a Special Meeting of Stockholders (the “Special Meeting”) at 10260 Bubb Road, Cupertino, CA 95014. The Special Meeting will begin promptly at 9:00 a.m. Pacific Time. Given the public health and safety concerns related to the COVID-19 pandemic (“COVID-19”), we ask that each stockholder evaluate the relative benefits to them personally of in person attendance at the Special Meeting and take advantage of the ability to vote by proxy via internet or telephone, as instructed on the proxy card that has been provided to you. If you elect to attend in person, we ask that you follow recommended guidance, mandates, and applicable executive orders from federal and state authorities, particularly as they relate to social distancing and attendance at public gatherings. If you are not feeling well or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Should further developments with COVID-19 necessitate that we change any material aspects of the Special Meeting, we will make public disclosure of such changes. We thank you for your cooperation as we balance opportunities for stockholder engagement with the safety of our community and each of our stockholders.

Only stockholders who owned common stock at the close of business on October 3, 2022 (the “record date”), can vote at the Special Meeting or any adjournment that may take place. At the Special Meeting, the stockholders are being asked to vote on approving an amendment to the Company’s Amended and Restated Certificate of Incorporation (i) to effect, at the discretion of the Company’s Board of Directors, a reverse split of the Company’s common stock, at a ratio not less than 1-for-10 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of the Board of Directors and (ii) to decrease the number of authorized shares of the Company’s common stock from 600,000,000 to 150,000,000, both (i) and (ii) to be effected on or before March 31, 2023, without further approval or authorization of our stockholders (collectively, the “Proposal”).

You can find more information about the Proposal in the attached Proxy Statement. The Board of Directors recommends that you vote in favor of the Proposal outlined in the attached Proxy Statement. We cordially invite all stockholders to attend the Special Meeting in person. However, whether or not you expect to attend the Special Meeting in person, please vote your shares as soon as possible. You may vote over the internet or by using the toll-free telephone number on your proxy card or voting instruction materials, or by mailing a proxy card or voting instruction card. Please review the instructions on the Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction materials regarding your voting options. If you vote and then decide to attend the Special Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

/s/ Timothy M. Papp
Timothy M. Papp
Chief Financial Officer and Secretary

Cupertino, California

October 7, 2022

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Special Meeting To Be Held on November 22, 2022.

The Proxy Statement, a proxy card and the Company’s 2021 Annual Report are available free of charge on the internet at https://proxydocs.com/DRRX.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND VOTE YOUR SHARES AS SOON AS POSSIBLE, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY VOTE OVER THE INTERNET OR BY USING THE TOLL-FREE TELEPHONE NUMBER ON YOUR PROXY CARD OR VOTING INSTRUCTION MATERIALS, OR BY MAILING A PROXY CARD OR VOTING INSTRUCTION CARD. PLEASE REVIEW THE INSTRUCTIONS ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR ON YOUR PROXY CARD OR VOTING INSTRUCTION MATERIALS REGARDING YOUR VOTING OPTIONS. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD OR VOTED.

DURECT CORPORATION

10260 Bubb Road

Cupertino, CA 95014

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF STOCKHOLDERS

NOVEMBER 22, 2022

Information About Solicitation and Voting

This Proxy Statement is solicited on behalf of DURECT Corporation’s Board of Directors (the “Board” or the “Board of Directors”) for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held on November 22, 2022, at 9:00 a.m. Pacific Time at 10260 Bubb Road, Cupertino, CA 95014. The Special Meeting will begin promptly. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting. Please read it carefully.

The Board has set October 3, 2022 as the record date for the Special Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Special Meeting, with each share entitled to one vote. Stockholders who hold shares in “street name” may vote at the Special Meeting only if they hold a valid proxy from their broker. As of the record date, there were 227,794,019 shares of common stock outstanding and entitled to vote at the Special Meeting.

In this Proxy Statement:

•	“We,” “us,” “our” and the “Company” refer to DURECT Corporation

•	“SEC” means the Securities and Exchange Commission

•	“Computershare” or “transfer agent” refers to Computershare Trust Company, N.A.

The expenses of soliciting proxies will be paid by the Company. Following the original mailing of the soliciting materials, the Company and its agents may solicit proxies by mail, electronic mail, telephone, facsimile or by other similar means. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Following the original mailing of the soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the internet, you are responsible for any internet access charges you may incur.

We have summarized below important information with respect to the Special Meeting.

Internet Availability of Proxy Materials

Under rules adopted by the SEC, we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. On or about October 11, 2022, we will mail our stockholders on the record date a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review all of the important information contained in our proxy materials, including our Proxy Statement and our 2021 Annual Report to Stockholders. These materials are also available free of charge on the internet at https://proxydocs.com/DRRX. The Notice also provides instructions on how to vote by telephone or through the internet and includes instructions on how stockholders may obtain paper copies of our proxy materials if they so choose.

Special Meeting Time, Place and Attendance

The Special Meeting is being held on Tuesday, November 22, 2022 at 10260 Bubb Road, Cupertino, CA 95014. All stockholders who own shares of our stock as of October 3, 2022, the record date, may attend the Special Meeting. The meeting will begin promptly at 9:00 a.m. Pacific Time. We encourage you to arrive at the venue prior to the start time and you should allow ample time for the check-in procedures.

All persons attending the Special Meeting will be required to present a current form of government-issued picture identification. If you are a stockholder of record and attend the Special Meeting, you may vote by ballot in person even if you have previously voted on a proxy card. If you hold shares beneficially in street name and wish to attend the Special Meeting and vote in person, you must provide a “legal proxy” from your bank, broker or other nominee and proof of ownership on the record date (such as a recent brokerage statement) or the voting instruction form mailed to you by your bank, broker or other nominee. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

Although we are currently planning to hold the Special Meeting in person, we are monitoring the public health and travel concerns relating to the COVID-19 pandemic and the related recommendations and protocols issued by federal, state and local governments. As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described in this proxy statement) or in the event that it is not possible or advisable to hold our Special Meeting in person as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. We will announce any such changes, including details on how to participate, in advance of the meeting in a press release, a copy of which will be filed with the SEC as additional proxy solicitation materials and posted on our website. Accordingly, if you are planning to attend our Special Meeting, please monitor our website (at www.durect.com) prior to the meeting date.

Purpose of the Proxy Materials

You are receiving proxy materials from us because you owned shares of our common stock on October 3, 2022, the record date. This Proxy Statement describes an issue on which we would like you, as a stockholder, to vote. It also gives you information on this issue so that you may make an informed decision.

If you are a stockholder of record and submit a signed proxy card, you are appointing James E. Brown and Timothy M. Papp as your representatives at the Special Meeting. James E. Brown and Timothy M. Papp will vote your shares at the Special Meeting as you have instructed them. This way, your shares will be voted whether or not you attend the Special Meeting. Alternatively, you may vote your shares on the internet or by telephone by following the instructions on your Notice or proxy card.

If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the Special Meeting.

Even if you plan to attend the Special Meeting it is a good idea to vote in advance of the Special Meeting; indicate your preferences on the paper proxy card you requested (as described below), and then date, sign and return your proxy card, or vote your shares by telephone or via the internet, just in case your plans change and you are unable to attend the Special Meeting.

Proposal to Be Voted on at This Year’s Special Meeting

You are being asked to vote on approving an amendment to the Company’s Amended and Restated Certificate of Incorporation (i) to effect, at the discretion of the Board, a reverse split of the Company’s common stock, at a ratio not less than 1-for-10 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of the Board of Directors and (ii) to decrease the number of authorized shares of the Company’s common stock from 600,000,000 to 150,000,000, both (i) and (ii) to be effected on or before March 31, 2023, without further approval or authorization of our stockholders (collectively, the “Proposal”).

The Board of Directors recommends a vote FOR the Proposal.

Voting Procedure

You may vote by internet.

If you are a stockholder of record, you may submit your proxy by internet by following the instructions on the Notice or your proxy card and by following the voting instructions on the website. Votes submitted through the internet must be received by 1:00 a.m. Pacific Time, on November 22, 2022.

If you hold your shares in street name, please check the Notice or the voting instructions provided by your broker, trustee or nominee for internet voting availability and instructions. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name.

You may vote by telephone.

If you are a stockholder of record, you may submit your proxy by following the “Vote-by-Telephone” instructions on the proxy card or the Notice. Votes submitted by telephone must be received by 1:00 a.m. Pacific Time, on November 22, 2022.

If you hold your shares in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability and instructions.

You may vote by mail.

If you requested and received paper copies of our proxy materials and you are a stockholder of record, and elect to vote by mail, please indicate your preferences on the proxy card, date and sign your proxy card and return it in the postage-prepaid and addressed envelope that was enclosed with your proxy materials. If you mark your voting instructions on the proxy card, your shares will be voted as you have instructed. Note that you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the internet and how to request paper copies of the proxy materials.

If you hold your shares in street name, you may vote by mail by completing, signing and dating the voting instruction card provided by your broker, trustee or nominee and mailing it in the accompanying postage-prepaid and addressed envelope.

You may vote in person at the Special Meeting.

We will pass out written ballots to anyone who wants to vote at the Special Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Special Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Special Meeting, you must notify your broker, bank or other nominee and obtain a valid legal proxy to vote your shares at the Special Meeting and then register in advance to attend the Special Meeting through our transfer agent, Computershare, no later than 5:00 p.m. Eastern Time on November 17, 2022.

You may change your mind after you have returned your proxy.

If you are the stockholder of record and you change your mind after you have submitted your proxy via the internet or by telephone or returned your proxy card, you may revoke your proxy at any time before the polls close at the Special Meeting. You may do this by:

•

entering a new vote via the internet or by telephone by no later than 1:00 a.m. Pacific Time on November 22, 2022 or by signing and returning another proxy card at a later date, but before the polls close at the Special Meeting; or

•	voting in person at the Special Meeting.

If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Special Meeting and voting in person.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Delivery of Documents to Security Holders Sharing an Address

Only one Proxy Statement and annual report is being delivered to you if you share an address with another stockholder, unless we receive contrary instructions from you or one of the other stockholder(s). We will deliver promptly upon written or oral request a separate copy of the Proxy Statement and annual report to you if you share an address to which we delivered a single copy of the documents; this request should be directed to Timothy M. Papp, Chief Financial Officer, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014, at (408) 777-1417.

Quorum Requirement

Shares are counted as present at the Special Meeting if the stockholder either:

•	is present in person and votes at the Special Meeting, or

•	has properly voted via the internet or by telephone, or submitted a proxy card in the mail (or someone has submitted a card on the stockholder’s behalf).

A majority of our outstanding shares as of the record date must be present at the Special Meeting (either in person or by proxy) in order to hold the Special Meeting and conduct business. This is called a “quorum.”

Consequences of Not Returning Your Proxy; Broker Non-Votes

If your shares are held in your name, you must return your proxy (or attend the Special Meeting in person) in order to vote on the proposal. If you are a beneficial owner of shares and your brokerage firm or other similar organization does not receive voting instructions from you, your brokerage firm may either:

•	vote your shares on routine matters, or

•	leave your shares unvoted.

If you are a beneficial owner and hold your shares in “street name” through a broker or other nominee and do not provide the organization that holds your shares with voting instructions, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”), deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote

“uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules of NYSE applicable to brokers and agents, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, we believe that this proposal should be treated as a routine matter such that your broker or nominee will be permitted to vote your shares on the Proposal. However, this remains subject to NYSE interpretation which could determine that the Proposal is “routine” or “non-routine.”

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote. Therefore, broker non-votes will effectively count as votes AGAINST the Reverse Split Proposal.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Special Meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote. Therefore, abstentions will count as votes AGAINST the Proposal.

Required Vote

Assuming a quorum is present, the vote required to approve the Proposal as set forth in “Proposal” below, is the affirmative vote of the holders of a majority of the shares of common stock of the Company issued and outstanding and entitled to vote at the Special Meeting, present in person or represented by proxy.

Vote Solicitation; No Use of Outside Solicitors

We are soliciting your proxy to vote your shares at the Special Meeting. The expense of preparing, printing and mailing this Proxy Statement and the accompanying material will be borne by the Company. In addition to this solicitation by mail, our directors, officers, agents, and other employees may contact you by telephone, internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy materials. We have not retained the services of a proxy solicitor.

Voting Procedures

Votes cast by proxy or in person at the Special Meeting will be tabulated by a representative of Computershare, our transfer agent, who will act as the Inspector of Election. The Inspector of Election will also determine whether a quorum is present at the Special Meeting. The Inspector of Election will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Those shares represented by votes cast via the internet or by telephone, or represented by proxy cards received, marked, dated, and signed, and in each case, not revoked, will be voted at the Special Meeting. If a stockholder submits proxy voting instructions with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. If you are a stockholder of record (that is, if your shares are held in your name and not in street name by a brokerage firm) and you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion any other matters properly presented for a vote at the Special Meeting. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We believe that the procedures to be used by the Inspector of Election to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

We will announce preliminary voting results at the Special Meeting. We will publish the final results in a current report on Form 8-K, which we will file with the SEC within four business days of the Meeting. You can get a copy on our website at www.durect.com in the Investor Relations section, by contacting Timothy M. Papp, our Chief Financial Officer, at (408) 777-1417 or the SEC at www.sec.gov.

Other Business

We do not know of any business to be considered at the Special Meeting other than the proposal described in this Proxy Statement. However, if any other business is properly presented at the Special Meeting, if you are a stockholder of record and submit your signed proxy card, you are giving authority to James E. Brown and Timothy M. Papp to vote on such matters at their discretion.

Stockholder Proposals For The 2023 Annual Meeting

To have your proposal included in our proxy statement for our 2023 annual meeting, you must submit your proposal in writing no later than January 6, 2023 to Timothy M. Papp, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014. Any such proposal must also comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, as well as our bylaws, which may be obtained free of charge by written request to Timothy M. Papp, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014.

Pursuant to our bylaws, stockholders must provide notice of any business that they wish to submit for consideration at the 2023 annual meeting to our executive offices (Attention: Secretary) no later than March 17, 2023 and no earlier than February 15, 2023; provided, however, that if the 2023 annual meeting is moved more than 30 days prior to or 60 days after the anniversary of the 2022 annual meeting and less than 60 days’ notice is provided to stockholders, then notice of a stockholder proposal must be received within 10 days of public notice of the 2023 annual meeting.

PROPOSAL

APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE

OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND

AN AUTHORIZED SHARE REDUCTION

General

Our Board of Directors (the “Board”) has unanimously approved a resolution seeking shareholder approval to amend our Amended and Restated Certificate of Incorporation, as further amended (the “Certificate of Incorporation”) (this “Proposal”). If this Proposal is approved by our stockholders, the Board may subsequently file, in its sole discretion, an amendment to the Certificate of Incorporation that would (i) effect a reverse stock split using a split ratio of between, and including, 1-for-10 and 1-for-20 (the “Reverse Stock Split”) and (ii) decrease the number of authorized shares of our common stock from 600,000,000 to 150,000,000 (the “Authorized Share Reduction”). Approval of this Proposal by our stockholders would give the Board authority to effect the Reverse Stock Split and Authorized Share Reduction at any time on or before March 31, 2023. In addition, despite the approval of this Proposal by our stockholders, the Board may, in its sole discretion, determine not to effect and abandon the Reverse Stock Split and Authorized Share Reduction without further action by our stockholders. The Authorized Share Reduction will not be implemented unless the Reverse Stock Split is implemented.

If our stockholders approve this Proposal, the Reverse Stock Split and Authorized Share Reduction will be effected only upon a determination by the Board that the Reverse Stock Split and Authorized Share Reduction are in the best interests of our stockholders at that time. In connection with any determination to effect the Reverse Stock Split, the Board will set the timing for such a split and select the specific ratio from within the range of ratios set forth herein. If the Board does not implement the Reverse Stock Split and Authorized Share Reduction on or before March 31, 2023, the authority granted in this Proposal to implement the Reverse Stock Split and Authorized Share Reduction on these terms will terminate. The Board reserves its right to elect not to proceed with and to abandon the Reverse Stock Split and Authorized Share Reduction if it determines, in its sole discretion, that this Proposal is no longer in the best interests of our stockholders. No further action by our stockholders will be required for the Board to either implement or abandon the Reverse Stock Split and Authorized Share Reduction.

The effectiveness of the amendment or the abandonment of the amendment pursuant to this Proposal, will be determined by the Board following the Special Meeting. The Board has recommended that this Proposal be presented to our stockholders for approval at the Special Meeting. Upon receiving stockholder approval of this Proposal, the Board will have the sole discretion, until March 31, 2023, to select, as it determines to be in the best interests of the Company and its stockholders, any Reverse Stock Split ratio approved under this proxy statement. The Board believes that stockholder approval of a reverse split ratio between, and including, 1-for-10 and 1-for-20 (as opposed to approval of a single reverse split ratio) provides the Board with maximum flexibility to achieve the purposes of a Reverse Stock Split as described below, and therefore, is in the best interests of the Company and its stockholders.

If the Board determines to effect a Reverse Stock Split and Authorized Share Reduction by filing the applicable amendment to the Certificate of Incorporation effecting the Reverse Stock Split and Authorized Share Reduction with the Secretary of State of the State of Delaware, the Certificate of Incorporation would be amended. The form of the proposed amendment to the Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction is attached to this proxy statement as Appendix A. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable. The amendment will (i) effect a reverse stock split of our common stock using a split ratio between, and including, 1-for-10 and 1-for-20, with the actual ratio within this range to be selected by the Board if and when effected following stockholder approval and (ii) decrease the number of authorized shares of our common stock from 600,000,000 to 150,000,000. The Board believes that stockholder approval of a range of potential split ratios (rather than a single split ratio) provides the Board with the flexibility to achieve the desired purpose of the Reverse Stock Split as described below under the heading “Purposes and Effect of the Proposal” The Authorized Share Reduction, if approved and if the Reverse Stock Split is implemented, would decrease the number of authorized shares of the Company’s common stock from 600,000,000 to 150,000,000. The Authorized Share Reduction will not be implemented unless the Reverse Stock Split is implemented.

If the Board does not implement any of the Reverse Stock Splits on or before March 31, 2023, further stockholder approval would be required prior to implementing any reverse stock split or any decrease in authorized shares of our common stock.

Purposes and Effect of the Proposal

Although the proposed Reverse Stock Split will not have the effect of increasing the Company’s equity market capitalization, we believe that implementing the Reverse Stock Split will provide benefits to the Company and our existing stockholders by maintaining the Company’s compliance with the Nasdaq Capital Market’s listing requirements.

Our common stock is listed on the Nasdaq Capital Market, which has as one of its continued listing requirements a minimum bid price of at least $1.00 per share, (the “Minimum Bid Price Requirement”). On February 9, 2022, we received a letter (the “Letter”) from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that we failed to comply with the Minimum Bid Price Requirement for the 30 consecutive trading days preceding the date of the Letter. The Letter stated that we had 180 days, or until August 8, 2022, to demonstrate its compliance with the Minimum Bid Price Requirement.

On August 9, 2022, we received approval from the Listing Qualifications Department of Nasdaq for an additional 180-day grace period, or until February 6, 2023, to regain compliance with the Minimum Bid Price Requirement (the “Approval”). To regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of our common stock must be at least $1.00 for at least ten consecutive business days during the additional 180-day grace period. If we do not regain compliance during this additional grace period, our common stock will be subject to delisting by Nasdaq. As part of our request for an additional 180-day grace period, we notified Nasdaq that (i) we meet the continued listing standard for market value of publicly-held shares and all other continued listing standards for the Nasdaq Capital Market, other than the Minimum Bid Price Requirement, and (ii) if our stock price does not recover sufficiently during the additional grace period, we anticipate implementing and completing a reverse stock split by no later than January 23, 2023, if necessary.

If we do not regain compliance with the Minimum Bid Price Requirement, our common stock will be subject to delisting. The delisting of our common stock by Nasdaq could adversely affect our ability to raise additional capital through the public or private sale of equity securities, would significantly affect the ability of investors to trade our securities, could create increased volatility in our common stock, could result in a loss of current or future coverage by certain sell-side analysts and/or a diminution of institutional investor interest and would negatively affect the value and liquidity of our common stock. Delisting could also have other negative results, including the potential loss of confidence by our contract research organizations, consultants, service providers suppliers, collaborators, contractors, vendors and employees, reduced ability to attract and retain employees, the loss of institutional investor interest and fewer business development opportunities, which could harm our business and future prospects. Moreover, a delisting of our common stock would constitute an event of default under our loan facility with Oxford Finance LLC (“Oxford”) that we entered into in July 2016, entitling Oxford to accelerate our obligations under such facility, among other actions. Under such circumstances, we could be required to renegotiate the repayment terms of our loan facility, on terms which would not be as favorable to the Company as our current terms, or we could be required to take other actions, such as discontinuing some or all of our operations, selling assets, or other action. If our common stock is delisted by Nasdaq, our common stock may be eligible to trade on the OTC Bulletin Board, OTCQB, OTCQX, or another over-the-counter market. Any such alternative would likely result in it being more difficult for us to raise additional capital through the public or private sale of equity securities and for investors to dispose of or obtain accurate quotations as to the market value of our common stock. Moreover, if our common stock is delisted, it may come within the definition of “penny stock” under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. These requirements may reduce trading activity in the secondary market for our common stock and may impact the ability or willingness of broker-dealers to sell our securities which could limit the ability of stockholders to sell their securities in the public market and limit our ability to attract and retain qualified employees or raise additional capital in the future.

The Reverse Stock Split would decrease the total number of shares of our common stock outstanding and should, absent other factors, proportionately increase the market price of our common stock, which would be above $1.00 per share. Therefore, the Board believes that the Reverse Stock Split is an effective means for us to regain compliance with the Minimum Bid Price Requirement of Nasdaq.

In addition, if the number of our outstanding common shares is reduced dramatically as proposed by the Reverse Stock Split, we will no longer need the number of authorized shares common stock currently provided in our charter. Moreover, our state franchise tax may be reduced by reducing the number of our authorized shares of common stock. However, the Board of Directors has determined that reducing the number of authorized shares by the same ratio as the number of outstanding shares will be reduced by the Proposed Amendment may not provide sufficient shares to support the issuance of equity capital by the Company in the future. We believe that the availability of additional authorized shares for issuance from time to time at the Board’s discretion in connection with possible acquisitions of other companies, future financings, investment opportunities, stock splits or stock dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to our charter and the delay and expense of holding special meetings of stockholders to approve such amendments. Accordingly, the Board has approved the reduction of authorized shares as set forth in Appendix A, which balances these two concerns, reducing the number of authorized shares substantially, while retaining a sufficient number of shares for the use by Company for those purposes described above.

Board Discretion to Implement the Reverse Stock Split

The Board believes that stockholder approval of a range of Reverse Stock Split ratios between, and including, 1-for-10 and 1-for-20 (rather than a single ratio) is in the best interests of our stockholders because it provides the Board with the flexibility to achieve the purposes described above and it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented, if at all. If stockholders approve this Proposal, the Board would effect a Reverse Stock Split only upon the Board’s determination that a Reverse Stock Split would be in the best interests of our stockholders at that time. The Board would then select the ratio of a Reverse Stock Split, within the ratio approved by stockholders as it determines to be advisable and in the best interests of the stockholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, following receipt of stockholder approval, the Board may consider numerous factors including:

•	the historical and projected performance of our common stock;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the Reverse Stock Split ratio on trading liquidity in our common stock and our ability to maintain continued listing on the Nasdaq Capital Market;

•	our capitalization (including the number of shares of common stock issued and outstanding);

•	the then-prevailing trading price for our common stock and the volume level thereof; and

•	the potential devaluation of our market capitalization as a result of the Reverse Stock Split.

The Board intends to select a Reverse Stock Split ratio that it believes would be most likely to achieve the anticipated benefits of the Reverse Stock Split described herein.

Certain Risks Associated with the Reverse Stock Split

Before voting on this Proposal, stockholders should consider the following risks associated with effecting a Reverse Stock Split:

•

Although we expect that the Reverse Stock Split will result in an increase in the market price of our common stock, we cannot assure you that a Reverse Stock Split, if effected, will increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price. The effect that a Reverse Stock Split may have upon the market price of our common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future growth and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split and, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to a Reverse Stock Split.

•

Even if our stockholders approve the Reverse Stock Split and the Reverse Stock Split is effected, there can be no assurance that we will continue to meet the continued listing requirements of the Nasdaq Capital Market.

•

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

•

Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of common stock could encourage interest in our common stock and possibly promote greater liquidity for stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Interest of Certain Persons in or Opposition to Matters to be Acted Upon

No officer or director has any interest that differs from our stockholders with regard to the treatment of any securities of the Company that they own in the event that the Reverse Stock Split is effected.

Principal Effects of the Reverse Stock Split

If the Reverse Stock Split is approved and effected, each holder of common stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of common stock upon effectiveness of the Reverse Stock Split. The Reverse Stock Split would be effected simultaneously for all outstanding shares of common stock at the same ratio. Except for adjustments that may result from the treatment of fractional shares (as described below), the Reverse Stock Split would affect all stockholders uniformly and would not change any stockholder’s percentage ownership interest in the Company. The relative voting rights and other rights and preferences that accompany the shares of common stock will not be affected by the Reverse Stock Split. Shares of common stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable.

Because no fractional shares will be issued, holders of our common stock could be eliminated in the event that the proposed Reverse Stock Split is implemented. However, we are not proposing the Reverse Stock Split as the first step in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act.

Effect on Stock Awards and Equity Compensation Plans

Under the terms of our 2000 Stock Plan, as amended (the “Stock Plan”), 2000 Employee Stock Purchase Plan, as amended (the “ESPP”) and outstanding option awards and purchase rights that are subject to the plans, the proposed Reverse Stock Split would adjust and proportionately reduce the number of shares of common stock issuable upon exercise or vesting of such awards in the same ratio of the Reverse Stock Split (which may include rounding the number of shares of common stock issuable down to the nearest whole share) and, correspondingly, would proportionately increase the per share exercise or purchase price, if any, of all such awards. The “spread” or intrinsic value of such awards will remain unchanged following the completion of the Reverse Stock Split. The Reverse Stock Split would also reduce the number of shares of common stock available for issuance under the Company’s Stock Plan and ESPP in proportion to the reverse split ratio of the Reverse Stock Split selected by the Board.

The following table contains approximate information relating to our common stock under the minimum and maximum ratios of the Reverse Stock Split and Authorized Share Reduction, based on share information as of October 3, 2022, without giving effect to the treatment of fractional shares, if approved.

	No Split	1-for-10	1-for-20
Number of authorized shares of common stock	600,000,000	150,000,000	150,000,000

Number of outstanding shares of common stock	227,794,019	22,779,401	11,389,700
Number of shares of common stock reserved for issuance upon exercise of outstanding stock options(1)	28,494,974	2,849,497	1,424,748
Number of shares of common stock reserved for issuance in connection with future awards under our Stock Plan	21,646,463	2,164,646	1,082,323
Number of shares of common stock reserved for issuance in connection with future awards under our ESPP	313,408	31,340	15,670

Number of authorized and unreserved shares of common stock not outstanding	321,751,136	122,175,116	136,087,559
Authorized but unissued and unreserved shares of common stock as a percentage of total authorized shares of common stock	53.6%	81.5%	90.7%

(1)	Does not reflect the amount of shares subject to purchase rights under the ESPP, as the number of shares subject to such purchase rights is indeterminable until the time of purchase.

Potential Anti-Takeover Effect

As the Authorized Share Reduction is for a fixed amount, an increase in the number of authorized but unissued shares of common stock relative to the number of outstanding shares of common stock may also, under certain circumstances, be construed as having an anti-takeover effect. Although mitigated by the Authorized Share Reduction as well as not being designed or intended for such purposes, the effect of the proposed Reverse Stock Split might be to render more difficult or to discourage a merger, tender offer, proxy contest or change in control of us and the removal of management, which stockholders might otherwise deem favorable. For example, the authority of the Board to issue common stock might be used to create voting impediments or to frustrate an attempt by another person or entity to effect a takeover or otherwise gain control of us because the issuance of additional common stock would dilute the voting power of the common stock and preferred stock then outstanding. Our common stock could also be issued to purchasers who would support the Board in opposing a takeover bid which our board determines not to be in our best interests and those of our stockholders.

In addition to the Reverse Stock Split, our Certificate of Incorporation and Amended and Restated Bylaws also include other provisions that may have an anti-takeover effect. These provisions, among other things, permit our Board to issue “blank check” preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders, provide that special meetings of stockholders may only be called by the Board and some of our officers, provide for a classified board of directors with staggered terms, require supermajority stockholder voting to effect certain amendments to our certificate of incorporation and by-law, prohibit stockholder action by written consent and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporation actions and may delay or discourage a change in control.

The Board is not presently aware of any attempt, or contemplated attempt, to acquire control of us and the Reverse Stock Split is not part of any plan by the Board to recommend or implement a series of anti-takeover measures.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act. Moreover, we are currently not engaged in any negotiations or otherwise have no specific plans to use any additional authorized shares for any future acquisition, merger or consolidation.

Accounting Matters

The Reverse Stock Split will not affect the par value per share of common stock, which will remain unchanged at $0.0001 per share. As a result of the Reverse Stock Split, at the effective time, the stated capital on our balance sheet attributable to the common stock, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of the common stock issued and outstanding, will be reduced in proportion to the ratio of the Reverse Stock Split. Correspondingly, the additional paid-in capital account, which consists of the difference between the stated capital and the aggregate amount paid upon issuance of all currently outstanding shares of common stock, will be credited with the amount by which the stated capital is reduced. The stockholders’ equity, in the aggregate, will remain unchanged. In addition, the per share net income or loss of common stock, for all periods, will be restated because there will be fewer outstanding shares of common stock.

Mechanics of the Reverse Stock Split

No Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split because a stockholder owns a number of shares not evenly divisible by the ratio would instead be paid in cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on the Nasdaq Capital Market on the effective date of the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefore. Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon the effectiveness of the Reverse Stock Split, we intend to treat shares of common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold certificates)

Most of our registered holders of common stock hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

If a stockholder is entitled to a cash payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the effective date of the Reverse Stock Split. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws.

Effect on Certificated Shares

Upon the Reverse Stock Split, our transfer agent will act as our exchange agent and act for holders of common stock in implementing the exchange of their certificates.

After the effective date of a Reverse Stock Split, stockholders holding shares in certificated form will be sent a transmittal letter by the transfer agent for our common stock. The letter of transmittal will contain instructions on how a stockholder should surrender his or her old certificates to the transfer agent in exchange for shares held electronically in book-entry form with our transfer agent representing the appropriate number of whole shares of post-Reverse Stock Split common stock. Upon request by stockholders holding shares in certificated form, the certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder unless that stockholder has requested newly certificated shares from the transfer agent and surrendered all existing certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange the stockholder’s existing certificates.

Stockholders will then receive a statement of book-entry shares or a New Certificate(s), if they requested such certificated shares, representing the number of whole shares of common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding existing certificates held by stockholders to be canceled and represent only the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for shares held electronically in book-entry form with our transfer agent. If any existing certificates have a restrictive legend on the back of the existing certificates, the book-entry shares will be issued with the same restrictive legends that are on the back of the existing certificates. If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “No Fractional Shares.” Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

No Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to any dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split that are generally expected to be applicable to stockholders that hold their shares of common stock as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code (generally property held for investment). This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below. This summary, except for the discussion under “Information Reporting and Backup Withholding” below, is limited to stockholders who are U.S. Holders (as defined below).

This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to U.S. Holders that may be subject to special tax rules, including, without limitation: (i) persons subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our common stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired our common stock in connection with employment or the performance of services; (xii) retirement plans; (xiii) persons who are not treated as U.S. Holders for U.S. federal income tax purposes; or (xiv) certain former citizens or long-term residents of the United States.

In addition, this summary does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split; (b) any U.S. federal non-income tax consequences of the Reverse Stock Split, including estate, gift or other tax consequences; (c) any state, local or non-U.S. tax consequences of the Reverse Stock Split; (d) the Medicare contribution tax on net investment income; or (e) tax consequences to holders of options or similar rights to acquire our common stock. No ruling from the Internal Revenue Service (“IRS”), or opinion of counsel, has been or will be requested in connection with the Reverse Stock Split. Stockholders should be aware that the IRS could adopt a position which could be sustained by a court contrary to that set forth in this discussion. Accordingly, each stockholder should consult with such stockholder’s own tax advisor with respect to all of the potential tax consequences to such stockholder of the Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of our common stock that is any of the following:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized or have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock and the partners therein should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

Taxation of U.S. Holders

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a recapitalization, except as described below with respect to cash received in lieu of fractional shares, a U.S. Holder should not recognize gain or loss as a result of the Reverse Stock Split. A U.S. Holder’s aggregate tax basis in the shares of the common stock received pursuant to the Reverse Stock Split should equal the U.S. Holder’s aggregate tax basis in the shares of the common stock surrendered, and such U.S. Holder’s holding period in the shares of the common stock received should include the holding period of the shares of the common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered pursuant to the Reverse Stock Split to shares of common stock received pursuant to the Reverse Stock Split. U.S. Holders holding shares of common stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s tax basis in the shares of common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock surrendered in the Reverse Stock Split exceeds one year at the time of the Reverse Stock Split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code.

Information Reporting and Backup Withholding

Stockholders may be subject to information reporting with respect to any cash received in exchange for a fractional share interest in a new share in the Reverse Stock Split. Stockholders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (such as by submitting a properly completed IRS Form W-9) may also be subject to backup withholding, at the applicable rate. Any amount withheld under such rules is not an additional tax and may be refunded or credited against the stockholder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Vote Required

Approval of the Reverse Stock Split Proposal requires “FOR” votes, cast either at the Special Meeting online or by proxy, of a majority of the outstanding shares of our common stock entitled to vote on this Proposal. Abstentions will have the same effect as an “AGAINST” vote on this proposal. As noted above, we believe that this proposal will be considered a “routine” matter and, as a result, we do not expect there to be any broker non-votes on this proposal. If, however, a broker non-vote occurs (or if your shares are not affirmatively voted in favor of this proposal for any other reason), it will have the same effect as an “against” vote on this proposal.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND AN AUTHORIZED SHARE REDUCTION.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of October 3, 2022 by:

•	each stockholder whom we know to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of October 3, 2022 are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The number and percentage of shares beneficially owned are based on 227,794,019 shares of common stock outstanding as of October 3, 2022. Except as otherwise noted, the address of each person listed in the table is c/o DURECT Corporation, 10260 Bubb Road, Cupertino, California 95014.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Holders of 5% or more of our common stock
Bleichroeder LP (1)	26,414,656	11.6%
Lion Point (2)	15,486,004	6.8%
The Vanguard Group (3)	11,295,979	5.0%
Directors and Named Executive Officers
James E. Brown, D.V.M. (4)	5,409,456	2.3%
Judy R. Joice (5)	1,222,779	*
Michael H. Arenberg, M.B.A (6)	1,042,355	*
David R. Hoffmann (7)	899,513	*
Judith J. Robertson (8)	536,132	*
Terrence F. Blaschke, M.D. (9)	520,982	*
Gail M. Farfel, Ph.D. (10)	280,000	*
Gail J. Maderis, M.B.A. (11)	250,834	*
Norman L. Sussman (12)	227,446	*
Mohammad Azab, M.D., M. Sc., M.B.A. (13)	110,834	*
Peter S. Garcia, M.B.A.	70,000	*
All executive officers and directors as a group (12 persons) (14)	10,552,345	4.5%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)

Based upon a Schedule 13G/A filed by Bleichroeder LP on February 16, 2021. Bleichroeder LP is deemed to be the beneficial owner of 26,414,656 shares as a result of acting as investment advisor to various clients. Clients of Bleichroeder have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. 21 April Fund, Ltd., a Cayman Islands company for which Bleichroeder acts as investment adviser, may be deemed to beneficially own 16,036,514 of these 26,414,656 shares. The stockholder’s address is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.

(2)

Based upon a Schedule 13G/A filed by Lion Point on February 14, 2022. These securities are beneficially owned by Lion Point Capital, LP (“Lion Point Capital”), Lion Point Holdings GP LLC (“Lion Point Holdings”), and Didric Cederholm, which have shared voting and dispositive power over 15,486,004 shares. Lion Point Holdings is the general partner of Lion Point Capital. Lion Point Capital is the investment manager to its investment fund clients. Didric Cederholm is a Founding Partner and Chief Investment Officer of Lion Point Capital. Mr. Cederholm is also a Member and a Manager of Lion Point Holdings. By virtue of these relationships, each of Lion Point Capital, Lion Point Holdings and Mr. Cederholm may be deemed to beneficially own the securities beneficially owned by its investment fund client. The stockholder’s address is 250 West 55th Street, 33rd Floor, New York New York 10019.

(3)

Based upon a Schedule 13G/A filed by The Vanguard Group on February 9, 2022. These securities are beneficially owned by The Vanguard Group, which has shared voting power over 388,339 shares, sole dispositive power over 10,829,864 shares and shared dispositive power over 466,115 shares. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. The stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Includes 1,764,530 shares held by James E. Brown, 560,000 shares held by the James & Karen Brown 1998 Trust U/A and 80,000 shares held by the James & Karen Brown 2006 Trust U/A. Also includes 3,004,926 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022.

(5)	Includes 34,832 shares held by Judy R. Joice. Also includes 1,187,947 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022.
(6)

Includes 24,426 shares held by Michael H. Arenberg. Also includes 1,017,929 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022. Mr. Arenberg resigned from the Company in March 2022.

(7)

Includes 363,000 shares held by David R. Hoffmann Trustee under the Trust of David R. Hoffmann and Judy A. Hoffmann U/A dated November 14, 1979 and 5,000 shares held in a Non-Exempt Marital Trust, David R. Hoffmann Trustee under the David R. Hoffmann and Judy A. Hoffmann Trust U/A dated November 14, 1979. Also includes 531,513 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022.

(8)	Includes 356,132 shares held by Judith J. Robertson. Also includes 180,000 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022.
(9)

Includes 28,000 shares held by Terrence F. Blaschke and 3,000 shares held by the Terrence and Jeannette Blaschke Trust U/A dated November 11, 1993. Also includes 489,982 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022.

(10)	Includes 100,000 shares held by Gail M. Farfel. Also includes 180,000 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022.
(11)

Includes 200,000 shares held by Gail J. Maderis Revocable Trust dtd 04-08- 2013 Gail Maderis TTEE. Also includes 50,834 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022.

(12)	Includes 9,000 shares held by Norman L. Sussman. Also includes 218,446 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022.
(13)	Includes 60,000 shares held by Mohammad Azab. Also includes 50,834 shares issuable upon exercise of options exercisable within 60 days of October 3, 2022.
(14)

Includes an aggregate of 6,898,370 shares issuable pursuant to the exercise of outstanding stock options exercisable within 60 days of October 3, 2022 held by all of our executive officers and directors as a group.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote over the internet or by using the toll-free telephone number on your proxy card or voting instruction materials, or by mailing a proxy card or voting instruction card. Please review the instructions on the Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction materials regarding your voting options.

By Order of the Board of Directors,

/s/ Timothy M. Papp Timothy M. Papp
Chief Financial Officer and Secretary

October 7, 2022

Cupertino, California

Appendix A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DURECT CORPORATION

The undersigned, James E. Brown, hereby certifies that:

1. He is the President and Chief Executive Officer of Durect Corporation, a Delaware corporation (the “Corporation”).

2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 6, 1998 under the name “Durect Therapeutics Corporation.”

3. Article Fourth, Paragraph (A) of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred and Sixty Million (160,000,000) shares, each with a par value of $0.0001 per share. One Hundred and Fifty Million (150,000,000) shares shall be Common Stock and Ten Million (10,000,000) shares shall be Preferred Stock.

Effective at 5:01 p.m. Eastern time, on the date of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [ten, eleven, twelve, thirteen, fourteen, fifteen, sixteen, seventeen, eighteen, nineteen, twenty] shares of this corporation’s Common Stock, par value $0.0001 per share, issued and outstanding shall be combined into one (1) share of Common Stock, par value $0.0001 per share, of this corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of this corporation’s Common Stock as reported on the Nasdaq Capital Market on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of this corporation is filed with the Secretary of State of the State of Delaware.”

4. This Certificate of Amendment of the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s board of directors and stockholders in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation at Cupertino, California on                  , 2022

James E. Brown President and Chief Executive Officer

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Special Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board recommends a vote FOR Proposal 1. For Against Abstain 1. To approve an amendment to DURECT Corporation’s (the “Company”) Amended and Restated Certificate of Incorporation (i) to effect, at the discretion of the Company’s Board of Directors, a reverse split of the Company’s common stock, at a ratio not less than 1-for-10 and not greater than 1-for-20, with the exact ratio to be set within that range at the discretion of the Board of Directors and (ii) to decrease the number of authorized shares of the Company’s common stock from 600,000,000 to 150,000,000, both (i) and (ii) to be effected on or before March 31, 2023, without further approval or authorization of our stockholders. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX

Important notice regarding the Internet availability of proxy materials for the 2022 Special Meeting of Stockholders. The material is available at: www.investorvote.com/DRRX-SM qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — DURECT Corporation Notice of 2022 Special Meeting of Stockholders Proxy Solicited by Board of Directors for Special Meeting — November 22, 2022 James E. Brown and Timothy M. Papp, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of DURECT Corporation to be held on Tuesday, November 22, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting (Items to be voted on appear on reverse side)